                                                                    Exhibit 12.1

Statement of Computation of Ratio of Earnings to Fixed charges

                   The Cooper Companies, Inc. and Subsidiaries
                 Consolidated Ratio of Earnings to Fixed Charges
                       (Unaudited - Dollars in Thousands)

                                                Six Months
                                                  Ended
                                                 April 30,                    Years Ended October 31,
                                                   2003      2002        2001        2000      1999       1998
                                                ----------  -------    -------     -------    -------   --------
Income from continuing operations ............   $29,066    $48,875    $37,136     $29,400    $22,001   $ 57,810
                                                 -------    -------    -------     -------    -------   --------
Add (deduct) provision for
    (benefit of) income taxes ................     9,689     16,294     14,992      12,727     10,711    (34,723)
                                                 -------    -------    -------     -------    -------   --------
Income from continuing operations
    before income taxes
    ("Earnings") .............................    38,755     65,169     52,128      42,127     32,712     23,087
                                                 -------    -------    -------     -------    -------   --------
Adjustments to Earnings for Fixed
    Charges:
    Interest expense .........................     3,512      6,874      3,738       4,744      6,330      6,253
    Portion of rent expense (one
      third) deemed
      representative of interest .............     3,721      2,467      1,533       1,733      1,900      1,067
                                                 -------    -------    -------     -------    -------   --------
                                                   7,233      9,341      5,271       6,477      8,230      7,320
                                                 -------    -------    -------     -------    -------   --------
Earnings as adjusted .........................   $45,988    $74,510    $57,399     $48,604    $40,942   $ 30,407
                                                 =======    =======    =======     =======    =======   ========
 Fixed Charges:
    Fixed Charges above ......................   $ 7,233    $ 9,341    $ 5,271     $ 6,477    $ 8,230   $  7,320
    Capitalized interest .....................       613        909        732         544        279        272
                                                 -------    -------    -------     -------    -------   --------
Total Fixed Charges ..........................   $ 7,846    $10,250    $ 6,003     $ 7,021    $ 8,509   $  7,592
                                                 =======    =======    =======     =======    =======   ========
Ratio of Earnings as adjusted to
    total Fixed Charges ......................       5.9        7.3        9.6         6.9        4.8        4.0
                                                 =======    =======     =======     =======    =======   ========